UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   June 12, 2009

ROCKY BRANDS, INC.
(Exact name of registrant as specifıed in its charter)

Ohio	0-21026	31-1364046
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identifıcation No.)

39 East Canal Street, Nelsonville, Ohio	45764
(Address of principal executive offıces)	(Zip Code)

Registrant’s telephone number, including area code (740) 753-1951

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K fıling is intended to simultaneously satisfy the fıling obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 12, 2009, Rocky Brands, Inc. (the “Company”) entered into an employment agreement (collectively, the “Employment Agreements”) with each of Mike Brooks, Chief Executive Officer, David Sharp, President and Chief Operating Officer, and James E. McDonald, Executive Vice President, Chief Financial Officer, and Treasurer (collectively, the “Executives”).

Mr. Brooks’ employment agreement replaces a prior amended and restated employment agreement, effective December 22, 2008, a form of which was filed as Exhibit 10.34 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

The terms and conditions of the Employment Agreements include, but are not limited to, the following:

•
Each Executive’s employment is at will, which means that subject to the terms of his Employment Agreement, either the Company or the Executive may terminate the Executive’s employment at any time for any reason or for no reason.

•
In exchange for performing the duties and responsibilities customarily performed by persons employed in a similar executive capacity, Messrs. Brooks, Sharp, and McDonald are entitled to a minimum annual base salary (“Basic Salary”), which may be decreased up to 20%, or increased, subject to the approval of the Board of Directors of the Company.  Each Executive is also entitled to participate in additional compensation and employee benefit plans as are made available to similarly situated executives.

•
The Executives agree to maintain the confidential information of the Company and to assign all inventions to the Company, and the Executives will not compete with the Company or solicit the employees of the Company for 12 months following termination of employment for any reason.

•
In the event of termination of an Executive by the Company for Cause (as defined in the Employment Agreement), or due to the Executive’s death or Disability (as defined in the Employment Agreement), or by the Executive for any reason, the Company will pay the Executive only the earned but unpaid portion of his Basic Salary through the termination date.

•
In the event an Executive is terminated by the Company without Cause (as defined in the Employment Agreement), the Company will pay the Executive the earned but unpaid portion of his Basic Salary through the termination date, and will continue to pay his Basic Salary for an additional 12 months; provided, however, any such payments will immediately end if the Executive is in violation of his obligations under the Employment Agreement or if the Company learns of any facts that would have been grounds for termination for Cause, and any such payments will be reduced by 50% if the Executive becomes employed or self-employed.  Additionally, the Company will pay the Executive any unearned bonus for a completed bonus period and a pro-rated bonus, if any, for such bonus that would have been payable had the Executive remained employed throughout the bonus period, based on the actual performance of the Company.

•
Finally, in the event the Executive is terminated within 13 months following a Change in Control other than for Disability or Cause, or the Executive terminates for Good Reason (or for any reason in the thirteenth month following a Change in Control for Mr. Brooks) within such period (as each capitalized term is defined in the Employment Agreement), then the Company will pay the Executive any earned but unpaid portion of his Basic Salary and any bonus, incentive compensation or any other benefit to which he is entitled under the Employment Agreement, plus 3 times for Mr. Brooks, 2 times for Mr. Sharp, and 1.5 times for Mr. McDonald, an amount equal to 20% of the Executive’s Basic Salary and any incentive bonus compensation during the most recent five taxable years, excluding the value of certain stock options, restricted stock awards, contributions to qualified plans, and other fringe benefits or perquisites, and subject to additional restrictions provided in the Employment Agreement.  Specifically, the total amount paid to the Executive as a result of termination following a Change in Control may not exceed 1% for Mr. Brooks, 0.67% for Mr. Sharp, or 0.5% for Mr. McDonald, of the Aggregate Valuation (as defined in the Employment Agreement) at the time of a Change in Control.  In addition, all of the Executive’s outstanding stock options and restricted stock awards will become 100% vested and exercisable, and the Company will maintain for 12 months (or until the Executive begins new employment, if earlier) all life insurance, medical, health and accident, and disability plans or programs to which the Executive is entitled.

The Employment Agreements of Messrs. Brooks, Sharp, and McDonald are attached hereto as Exhibits 10.1, 10.2, and 10.3, respectively, and are incorporated herein by reference.  The description of the Employment Agreements contained herein is qualified in its entirety by the full text of the exhibits.

Item 9.01.     Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Description

10.1	Employment Agreement, dated June 12, 2009, between Rocky Brands, Inc. and Mike Brooks

10.2	Employment Agreement, dated June 12, 2009, between Rocky Brands, Inc. and David Sharp

10.3	Employment Agreement, dated June 12, 2009, between Rocky Brands, Inc. and James E. McDonald

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Rocky Brands, Inc.

Date: June 18, 2009	By:	/s/ James E. McDonald
James E. McDonald, Executive Vice
President, Chief Financial Officer, and
Treasurer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement, dated June 12, 2009, between Rocky Brands, Inc. and Mike Brooks

10.2	Employment Agreement, dated June 12, 2009, between Rocky Brands, Inc. and David Sharp

10.3	Employment Agreement, dated June 12, 2009, between Rocky Brands, Inc. and James E. McDonald